EXHIBIT 99.1

INDEPENDENT AUDITOR'S REPORT

Board of Directors and Shareholders
St. Joseph Capital Corporation
Mishawaka, Indiana

We have audited the accompanying consolidated balance sheets of St. Joseph Capital Corporation as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 2003 and 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of St. Joseph Capital Corporation as of December 31, 2003 and 2002, and the results of its operations for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, in 2003.

                                                       /s/ Plante & Moran, PLLC
                                                       Plante & Moran, PLLC

February 13, 2004
Kalamazoo, Michigan

                           CONSOLIDATED BALANCE SHEETS
                      (000s OMITTED, EXCEPT PER SHARE DATA)

                                                                   December 31
                                                               -------------------
                                                                 2003       2002
                                                               --------   --------
ASSETS
Cash and due from banks                                        $ 12,466   $ 20,468
Interest-earning deposits in other financial institutions           263        469
Federal funds sold                                               22,700          -
                                                               --------   --------
     Total cash and cash equivalents                             35,429     20,937
Securities available for sale (Note 2)                           24,134     38,580
Federal Home Loan Bank stock, at cost                             2,326      2,154
Loans, net of allowance of $3,317 and $2,990 (Note 3)           222,974    189,094
Accrued interest receivable                                         994      1,031
Premises and equipment, net (Note 4)                              1,347      1,304
Other assets                                                      1,054        740
                                                               --------   --------
          Total assets                                         $288,258   $253,840
                                                               ========   ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
     Deposits
         Noninterest-bearing                                   $ 30,242   $ 29,976
         Interest-bearing (Note 5)                              177,040    147,698
                                                               --------   --------
              Total deposits                                    207,282    177,674
     Securities sold under agreements to repurchase (Note 6)      6,484     10,280
     Federal Home Loan Bank advances (Note 7)                    46,520     43,070
     Accrued interest payable                                       158        252
     Subordinated debentures (Note 7)                             3,000          -
     Other liabilities                                              579        423
                                                               --------   --------
         Total liabilities                                      264,023    231,699

Shareholders' equity (Notes 8 and 12)
    Preferred stock, $.01 par value, 100,000 shares
       authorized; -0- shares issued and outstanding                  -          -
     Common stock, $.01 par value, 2,500,000 shares
       authorized; 1,707,445 and 1,679,105 shares issued
       and outstanding in 2003 and 2002                              17         17
     Additional paid-in capital                                  18,984     18,342
     Retained earnings                                            5,035      3,210
     Accumulated other comprehensive income (Note 1)                199        572
                                                               --------   --------
         Total shareholders' equity                              24,235     22,141
                                                               --------   --------
              Total liabilities and shareholders' equity       $288,258   $253,840
                                                               ========   ========

          See accompanying notes to consolidated financial statements.

                        CONSOLIDATED STATEMENTS OF INCOME
                      (000s OMITTED, EXCEPT PER SHARE DATA)

                                                                              Years Ended December 31
                                                                ---------------------------------------------------
                                                                     2003              2002               2001
                                                                -------------      -------------     --------------
Interest income
     Loans, including fees                                      $      11,267      $      10,231     $       10,499
     Securities available for sale - taxable                            1,026              1,415              1,220
     Securities available for sale - tax exempt                           262                250                181
     Federal Home Loan Bank stock                                         106                110                117
     Federal funds sold                                                    22                 55                255
     Other interest earning assets                                         11                103                142
                                                                -------------      -------------     --------------
         Total interest income                                         12,694             12,164             12,414

Interest expense
     Deposits                                                           2,149              2,932              4,612
     Federal funds purchased                                               70                 31                 25
     Securities sold under agreements to repurchase                        39                101                222
     Subordinated debentures                                               62                  -                  -
     Federal Home Loan Bank advances                                    2,050              1,848              1,741
                                                                -------------      -------------     --------------
         Total interest expense                                         4,370              4,912              6,600
                                                                -------------      -------------     --------------

NET INTEREST INCOME                                                     8,324              7,252              5,814

Provision for loan losses (Note 3)                                        327                716                422
                                                                -------------      -------------     --------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                     7,997              6,536              5,392

Noninterest income
     Service charges on deposit accounts                                  383                342                260
     Gain on sales of securities
       available-for-sale, net                                            236                402                320
     Other income                                                         114                122                 88
                                                                -------------      -------------     --------------
         Total noninterest income                                         733                866                668

Noninterest expense
     Salaries and employee benefits (Note 8)                            3,969              3,089              2,520
     Occupancy and equipment                                              417                411                490
     Professional fees                                                    284                193                203
     Data processing                                                      157                135                266
     Other expense                                                      1,034                918                588
                                                                -------------      -------------     --------------
         Total noninterest expense                                      5,861              4,746              4,067
                                                                -------------      -------------     --------------

INCOME BEFORE INCOME TAXES                                              2,869              2,656              1,993
Income tax expense (Note 9)                                             1,044                973                718
                                                                -------------      -------------     --------------
NET INCOME                                                      $       1,825      $       1,683     $        1,275
                                                                =============      =============     ==============

Basic income per common share                                   $        1.08      $        1.00     $          .76
                                                                =============      =============     ==============
Diluted income per common share                                 $        1.05      $         .98     $          .75
                                                                =============      =============     ==============

          See accompanying notes to consolidated financial statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                      (000s OMITTED EXCEPT PER SHARE DATA)

                                                                                     Accumulated
                                                                                        Other
                                                             Additional              Comprehensive                 Total
                                                   Common     Paid-In     Retained   Income (Loss)   Treasury   Shareholders'
                                                   Stock      Capital     Earnings    Net of Tax      Stock        Equity
                                                  --------   ----------   --------   -------------   --------   -------------
BALANCE AT JANUARY 1, 2001                        $     17   $   18,302   $    252   $         (10)  $      -   $      18,561

Comprehensive income
   Net income                                            -            -      1,275               -          -           1,275
   Net change in unrealized gain
     on securities available-for-sale,
     net of tax effects of $100                          -            -          -             150          -             150
                                                                                                                -------------
          Total comprehensive income                                                                                    1,425

Purchase of 16,723 shares of treasury stock              -            -          -               -
                                                                                                         (222)           (222)
Sale of 16,723 shares of treasury stock                  -            -          -               -        222             222
Proceeds from issuance of 3,000 shares of
  common stock upon exercise of stock options            -           29          -               -          -              29
                                                  --------   ----------   --------   -------------   --------   -------------

BALANCE AT DECEMBER 31, 2001                            17       18,331      1,527             140          -          20,015

Comprehensive income
   Net income                                            -            -      1,683               -          -           1,683
   Net change in unrealized gain
     on securities available-for-sale,
     net of tax effects of $287                          -            -          -             432          -             432
                                                                                                                -------------
       Total comprehensive income                                                                                       2,115

Proceeds from issuance of 993 shares of
  common stock upon exercise of stock options            -           11          -               -          -              11
                                                  --------   ----------   --------   -------------   --------   -------------

BALANCE AT DECEMBER 31, 2002                            17       18,342      3,210             572          -          22,141

Comprehensive income
   Net income                                            -            -      1,825               -          -           1,825
   Net change in unrealized gain
     on securities available-for-sale,
     net of tax effects of $(248)                        -            -          -            (373)         -            (373)
                                                                                                                -------------
       Total comprehensive income                                                                                       1,452

Compensation expense related to options vesting          -           80          -               -          -              80

Stock compensation expense                               -           67          -               -          -              67

Tax benefit from employee stock options                  -          (13)         -               -          -             (13)

Proceeds from issuance of 32,242 shares of
  common stock upon exercise of stock options            -          508          -               -          -             508
                                                  --------   ----------   --------   -------------   --------   -------------

BALANCE AT DECEMBER 31, 2003                      $     17   $   18,984   $  5,035   $         199   $      -   $      24,235
                                                  ========   ==========   ========   =============   ========   =============

          See accompanying notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (000s OMITTED)

                                                                             Years ended December 31
                                                               ----------------------------------------------------
                                                                     2003              2002              2001
                                                               --------------     --------------    ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                $        1,825     $        1,683    $         1,275
     Adjustments to reconcile net income
       to net cash from operating activities
         Depreciation                                                     180                194                282
         Provision for loan losses                                        327                716                422
         Net amortization on securities
           available for sale                                             196                183                113
         Deferred income taxes                                            405                 94               (263)
         Gain on sales of securities
           available-for-sale, net                                       (236)              (402)              (320)
         Net stock option expense                                         134                  -                  -
         Net change in
              Accrued interest receivable                                  37                  7                 74
              Other assets                                               (427)              (151)              (195)
              Accrued interest payable                                    (94)                94                (80)
              Other liabilities                                           112                179                 58
                                                               --------------     --------------    ---------------
                  Net cash from operating activities                    2,459              2,597              1,366

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of securities available for sale                        (19,833)           (23,176)           (49,719)
     Proceeds from sales of securities
       available for sale                                              10,938             14,956             19,177
     Proceeds from maturities and calls of securities
       available for sale                                              22,760             15,750              9,000
     Purchase of FHLB stock                                              (172)              (525)              (250)
     Net change in loans receivable                                   (34,207)           (45,122)           (15,270)
     Purchase of premises and equipment, net                             (223)              (212)              (156)
                                                               --------------     --------------    ---------------
         Net cash from investing activities                           (20,737)           (38,329)           (37,218)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net change in deposits                                            29,608             24,366             30,876
     Net change in securities sold under agreements
       to repurchase                                                   (3,796)              (229)             2,425
     Proceeds from FHLB advances                                       13,000             15,000              5,000
     Repayment of FHLB advances                                        (9,550)            (2,500)            (2,000)
     Purchase of treasury stock                                             -                  -               (222)
     Proceeds from sales of treasury stock                                  -                  -                222
     Proceeds from subordinated debentures                              3,000                  -                  -
     Proceeds from issuance of common stock, net                          508                 11                 29
                                                               --------------     --------------    ---------------
         Net cash from financing activities                            32,770             36,648             36,330
                                                               --------------     --------------    ---------------

Net change in cash and cash equivalents                                14,492                916                478

Cash and cash equivalents at beginning of year                         20,937             20,021             19,543
                                                               --------------     --------------    ---------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                       $       35,429     $       20,937    $        20,021
                                                               ==============     ==============    ===============

Supplemental disclosures of cash flow information
     Cash paid during the year for
         Interest                                              $        4,464     $        4,818    $         6,680
         Income taxes                                                   1,115              1,103              1,047

           See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002, AND 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of St. Joseph Capital Corporation conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The following describes the significant accounting and reporting policies, which are employed in the preparation of the financial statements.

BASIS OF PRESENTATION AND CONSOLIDATION - The consolidated financial statements include the accounts of St. Joseph Capital Corporation, a bank holding company located in Mishawaka, Indiana, (the Company) and its wholly-owned subsidiaries, St. Joseph Capital Bank (the Bank). All significant intercompany transactions and accounts have been eliminated in consolidation.

USE OF ESTIMATES - The accounting and reporting policies of the Company and its subsidiary conform to generally accepted accounting principles in the United States of America. Management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates and assumptions. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets and investment securities.

NATURE OF OPERATIONS - The Company is engaged in the business of commercial and retail banking. The Bank offers a variety of deposit products, including checking accounts, savings accounts, and time deposits. The Bank conducts lending activities in the residential and commercial mortgage markets, in the general commercial market and in the consumer installment marketplace. Substantially all loans are secured by business or personal assets. These financial services and products are delivered throughout northern Indiana.

SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK - Most of the Company's activities are with customers located within Indiana. Note 2 discusses the Company's types of securities. Note 3 discusses the Company's types of lending. The Company does not have any significant concentrations to any one industry or customer.

CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for a one-day period.

To satisfy legal cash reserve and clearing balance requirements, noninterest-bearing balances are required to be maintained as deposits with the Federal Reserve or as cash on hand. The total required cash reserve and clearing balance requirements were $25,000 and $3,469,000 for the years ended December 31, 2003 and 2002.

SECURITIES - Debt securities are classified as "available-for-sale" and recorded at fair value, with unrealized gains and losses, net of related deferred income taxes, excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002, AND 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

LOANS - The Company grants mortgage, commercial and consumer loans to customers. Loans are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

CREDIT RELATED FINANCIAL INSTRUMENTS - In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002, AND 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

FORECLOSED ASSETS - Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of the foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. There were no foreclosed real estate properties held at December 31, 2003 or 2002.

PREMISES AND EQUIPMENT - Land and land improvements are carried at cost. Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation, computed on the straight-line method, is charged to operations over the estimated useful lives of the assets.

PROFIT SHARING PLAN - The Company maintains a 401(k) profit sharing plan covering substantially all employees. See Note 8 for details concerning the plan.

INCOME TAXES - Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the various temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES - Banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank. However, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum standards. At December 31, 2003, the Bank's retained earnings available for the payment of dividends totaled $5,834,000.

EARNINGS PER COMMON SHARE - Earnings per common share are based on the weighted average number of shares outstanding during each period (retroactively adjusted to consider the impact of the stock splits). Diluted income per common share shows the dilutive effect of stock options, where applicable. Weighted average shares reconciliation is as follows:

                                                                 Year Ended December 31
                                                        ---------------------------------------
                                                           2003           2002            2001
                                                        --------        -------        --------
                                                                (in thousands of shares)
Basic                                                      1,683          1,679           1,675

Effect of stock options                                       62             45              14
                                                        --------        -------        --------

Diluted                                                    1,745          1,724           1,689
                                                        ========        =======        ========

Outstanding stock options for 3,000, 56,787, and 113,530 shares of common stock at December 31, 2003, 2002 and 2001, were not considered in computing diluted income per common share for 2003, 2002 and 2001 because they were not dilutive.

COMPREHENSIVE INCOME - Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002, AND 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

STOCK COMPENSATION - The Company has a stock-based employee compensation plan, which is described more fully in Note 8. Effective January 1, 2003, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, prospectively for all new awards granted after January 1, 2003. Awards under the Company's stock-based compensation plan vest over various periods. Therefore, the expense related to stock-based compensation included in the determination of net income for 2003 is less than that which would have been recognized if the fair value method had been applied to all awards since the original effective date of SFAS No. 123. The following table illustrates the effect on net income and earnings per common share if the fair value method had been applied to all outstanding and unvested awards in each period.

                                                                                 Year Ended December 31
                                                                     ----------------------------------------------
                                                                        2003              2002             2001
                                                                     -----------      -----------       -----------
                                                                          (000s omitted, except per share data)
Net income, as reported                                              $     1,825      $     1,683       $     1,275

    Add: Stock-based compensation expense
    included in reported net income, net of
    related tax effects                                                       67                -                 -

    Deduct: Total stock-based compensation
    expense determined under fair value
    methods for all awards, net of related tax
    effects                                                                  283              222               (28)
                                                                     -----------      -----------       -----------
Proforma net income                                                  $     1,609      $     1,461       $     1,303
                                                                     ===========      ===========       ===========

Reported income per common share:
    Basic                                                            $     1.08       $      1.00       $      .76
    Diluted                                                          $     1.05       $       .98       $      .75
Proforma income per common share:
    Basic                                                            $      .96       $       .87       $      .78
    Diluted                                                          $      .92       $       .85       $      .77

ADOPTION OF NEW ACCOUNTING STANDARDS - During 2003, the Company adopted FASB Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, FASB Statement 132 (revised 2003), Employers' Disclosures and About Pensions and Other Postretirement Benefits and FASB Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees. Adoption of the new standards did not materially affect the Company's operating results or financial condition.

FASB Statement 150 - "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." - In May 2003, the FASB issued SFAS No. 150. This Statement establishes standards for how an entity classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement requires that an issuer classify a financial instrument that is within its scope as a liability. This Statement is effective for financial instruments entered into or

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002, AND 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of this Standard on July 1, 2003 required the Company to classify a minority interest to long-term debt and its corresponding minority interest expense to interest expense, relating to preferred stock issued during 2003 by a subsidiary of the Company.

Interpretation No. 46 - "Consolidation of Variable Interest Entities." In January 2003, the FASB issued FIN 46. This Interpretation clarifies the application of ARB No. 51, "Consolidated Financial Statements," for certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. This Interpretation requires variable interest entities to be consolidated by the primary beneficiary which represents the enterprise that will absorb the majority of the variable interest entities' expected losses if they occur, receive a majority of the variable interest entities' residual returns if they occur, or both. Qualifying Special Purpose Entities (QSPE) are exempt from the consolidation requirements of FIN 46. This Interpretation was effective for variable interest entities created after January 31, 2003 and for variable interest entities in which an enterprise obtains an interest after that date. On October 10, 2003, the FASB issued FASB Staff Position (FSP) FIN 46-6, "Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities." FSP FIN 46-6 has provided a deferral of the effective date for applying the provisions of FIN 46 for variable interest entities in which an enterprise holds a variable interest that was acquired before February 1, 2003, to the first fiscal year or interim period ending after December 15, 2003, with earlier adoption permitted. The Company early adopted the provisions of FIN 46 related to the consolidation of the wholly-owned finance entities involved in the issuance of trust preferred securities. Effective July 1, 2003, the Company de-consolidated the wholly-owned issuing trust entity resulting in a recharacterization of the underlying consolidated debt obligation from the previous trust preferred securities obligations to the junior subordinated debenture obligations that exist between the Company and the issuing trust entity.

RECLASSIFICATIONS - Certain amounts appearing in the prior year's financial statements have been reclassified to conform to the current year's financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002, AND 2001

NOTE 2 - SECURITIES

The amortized cost and estimated fair market values of investments in available-for-sale securities were as follows at December 31, 2003 and 2002 (000s omitted):

                                                                       Gross            Gross         Estimated
                                             Amortized              Unrealized       Unrealized         Market
                                                Cost                   Gains            Losses           Value
                                           ---------------        ---------------   -------------   ---------------
2003
     U.S. government and
       federal agency                      $        16,032        $             -   $         (91)  $        15,941
     Obligations of states and
       political subdivisions                        6,173                    415               -             6,588
     Corporate bonds                                   480                      3               -               483
     Mortgage backed                                 1,073                      4               -             1,077
     Marketable equity                                  44                      1               -                45
                                           ---------------        ---------------   -------------   ---------------

                                           $        23,802        $           423   $         (91)  $        24,134
                                           ===============        ===============   =============   ===============

                                                                       Gross            Gross         Estimated
                                             Amortized              Unrealized       Unrealized         Market
                                                Cost                   Gains            Losses           Value
                                           ---------------        ---------------   -------------   ---------------
2002
     U.S. government and
       federal agency                      $        26,074        $           566   $           -   $        26,640
     Obligations of states and
       political subdivisions                        6,248                    344               -             6,592
     Corporate bonds                                   480                      -             (11)              469
     Mortgage backed                                 4,780                     58               -             4,838
     Marketable equity                                  45                      -              (4)               41
                                           ---------------        ---------------   -------------   ---------------

                                           $        37,627        $           968   $         (15)  $        38,580
                                           ===============        ===============   =============   ===============

The gross unrealized losses at December 31, 2003 on US government and federal agency have not been recognized into income because the bonds are of high credit quality and the decline in fair value is largely due to an increase in market interest rates. The fair value is expected to recover as the bonds approach their maturity date and/or market rates decline.

The amortized cost and estimated market values of securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties (000s omitted).

                                                                 Amortized                 Fair
                                                                   Cost                    Value
                                                             -----------------        ---------------
Due in one year or less                                      $               -        $             -
Due after one year through five years                                   14,579                 14,551
Due after five years through ten years                                   6,135                  6,410
Due after ten years                                                      1,971                  2,052
Mortgage backed                                                          1,073                  1,076
Marketable equity                                                           44                     45
                                                             -----------------        ---------------
     Total                                                   $          23,802        $        24,134
                                                             =================        ===============

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002, AND 2001

NOTE 2 - SECURITIES (Continued)

Activities related to gross gains and losses on sales of securities available for sale are summarized as follows (000s omitted):

                                                         2003                2002               2001
                                                   ---------------    ---------------     ---------------
Proceeds                                           $        10,938    $        14,956     $        19,177
Gross gains                                                    236                416                 341
Gross losses                                                     -                (14)                (21)
Tax expense related to net gains                                94                160                 128

Securities with a carrying value of approximately $14,588,000 were pledged at December 31, 2003 to secure borrowings from the Federal Home Loan Bank and repurchase agreements.

NOTE 3 - LOANS

Major categories of loans in the portfolio were as follows at December 31, 2003 and 2002 (000s omitted):

                                                                            2003                2002
                                                                      ---------------     ---------------
Commercial                                                            $        57,047     $        46,683
Commercial and multi-family mortgages                                          79,031              64,290
Residential mortgages                                                          66,282              62,214
Residential construction                                                          522               2,460
Commercial construction                                                        16,621              11,307
Consumer                                                                        6,788               5,130
                                                                      ---------------     ---------------
   Total                                                                      226,291             192,084
Less allowance for loan losses                                                 (3,317)             (2,990)
                                                                      ---------------     ---------------
   Total                                                              $       222,974     $       189,094
                                                                      ===============     ===============

Certain directors and executive officers of the Company, including their associates, were loan customers of the subsidiary bank during 2003 and 2002. Management believes such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility. The outstanding loan balances for these individuals at December 31, 2003 and 2002 amounted to approximately $10,125,000 and $8,499,000. During 2003, $2,801,000 of new loans were made and repayments totaled approximately $1,175,000. The total unused commitments related to these loans were approximately $3,744,000 at December 31, 2003.

An analysis of the allowance for loan losses follows (000s omitted):

                                                         2003                2002               2001
                                                   ---------------    ---------------     ---------------
Balance, beginning of year                         $         2,990    $         2,274     $         1,852
Provision for loan losses                                      327                716                 422
Loans charged off                                                -                  -                   -
Recoveries of loans charged off                                  -                  -                   -
                                                   ---------------    ---------------     ---------------

Balance, end of year                               $         3,317    $         2,990     $         2,274
                                                   ===============    ===============     ===============

At December 31, 2003, 2002, and 2001, no portion of the allowance for loan losses was allocated to impaired loan balances as there were no loans considered impaired as of or for the years ended December 31, 2003, 2002, and 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002, AND 2001

NOTE 4 - BANK PREMISES AND EQUIPMENT

Major classifications of bank premises and equipment are summarized as follows at December 31, 2003 and 2002 (000s omitted):

                                                                          2003               2002
                                                                   ---------------     ---------------
Land and improvements                                              $           309     $           308
Building and building improvements                                             886                 851
Furniture and equipment                                                      1,679               1,492
                                                                   ---------------     ---------------
     Total                                                                   2,874               2,651
Accumulated depreciation                                                    (1,527)             (1,347)
                                                                   ---------------     ---------------
     Total                                                         $         1,347     $         1,304
                                                                   ===============     ===============

NOTE 5 - DEPOSITS

The following is a summary of interest-bearing deposits at December 31, 2003 and 2002 (000s omitted):

                                                                          2003               2002
                                                                   ---------------     ---------------
NOW accounts                                                       $        65,543     $        66,261
Savings                                                                     41,246              41,745
Certificates of deposit
     $100,000 and over                                                      61,063              27,791
     Under $100,000                                                          9,188              11,901
                                                                   ---------------     ---------------
          Total interest-bearing deposits                          $       177,040     $       147,698
                                                                   ===============     ===============

The remaining maturities of certificates of deposit were as follows at December 31, 2003 (000s omitted):

                                                                        CDs over           CDs under
                                                                        $100,000           $100,000
                                                                   ---------------     ---------------
2004                                                               $        41,195     $         3,836
2005                                                                         4,377                 517
2006                                                                        14,171               4,076
2007                                                                         1,320                 759
2008                                                                             -                   -
Thereafter                                                                       -                   -
                                                                   ---------------     ---------------

     Total                                                         $        61,063     $         9,188
                                                                   ===============     ===============

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002, AND 2001

NOTE 6 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase consist of obligations of the Company to other parties. These arrangements are all short-term retail repurchase agreements and are secured by securities available-for-sale. Such collateral is held by safekeeping agents of the Company, and the Company maintains control over such securities. The securities are summarized for 2003, 2002, and 2001 as follows (000s omitted):

                                                           2003                2002                2001
                                                       -----------         ----------         -----------
Amount outstanding at year-end                         $     6,484         $   10,280         $    10,509
Weighted average interest rate at year-end                     .32%               .98%               2.11%
Maximum month-end balance during
  the year                                             $     9,966         $   12,511         $    10,509
Average daily balance during the year                  $     8,485         $   10,743         $     8,016
Weighted average interest rate during
  the year                                                     .45%               .94%               2.77%

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER DEBT

The Company has various term advances from the Federal Home Loan Bank ("FHLB") with fixed interest rates ranging from 1.4% to 6.9% percent at December 31, 2003, and 2.7% to 6.9% at December 31, 2002. Total borrowings under these advances were $46,520,000 and $43,070,000 at December 31, 2003 and 2002.
Interest on these borrowings is payable monthly. At December 31, 2003 and 2002, in addition to FHLB stock, the Company pledged qualifying loans of approximately $148,501,000 and $53,236,000 and securities available-for-sale with a carrying value of approximately $7,105,000 and $17,364,000 to the FHLB to secure advances outstanding.

A majority of the advances outstanding at December 31, 2003 contains an option that would allow the FHLB, at its discretion or upon the occurrence of certain events related to the LIBOR interest rate, to convert the current fixed rate advances to adjustable rate advances at certain conversion dates as of December 31, 2003 through December 27, 2010. The converted adjustable rate advances would bear an interest rate equal to the three month LIBOR flat rate.

Upon notification by the FHLB to the Company that an option will be exercised to convert an advance, the Company has the election to prepay, on the conversion date or any subsequent quarterly reset date, the advance at par without a fee being assessed. The remaining advances are fixed rate, fixed term, single maturity advances.

Subordinated Debentures

In July, 2003, St. Joseph Capital Trust I, a business trust subsidiary of the Company, sold $3,000,000 in trust preferred securities. The proceeds from the sale of the trust preferred securities were used by the trust to purchase an equivalent amount of subordinated debentures from the Company. The trust preferred securities carry a variable rate of interest priced at the three month libor plus 305 basis points, have a stated maturity of 30 years, and, in effect, are guaranteed by the Company. The securities are redeemable at par after 5 years. The debentures will mature and the capital securities must be redeemed in 2033, although the Company has the option to shorten the maturity date to a date not earlier than September 30, 2008, pending the prior approval of the Board of Governors of the Federal Reserve System, if required.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002, AND 2001

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER DEBT (Continued)

Required payments on all debt are as follows as of December 31, 2003 (000s omitted):

2004                                  $        4,780
2005                                           9,740
2006                                           7,000
2007                                           4,500
2008                                           2,000
2009 and thereafter                           21,500
                                      --------------
                                      $       49,520
                                      ==============

NOTE 8 - BENEFIT PLANS

Stock Option Plan

The Company has adopted a stock option plan. Under the terms of this plan, options for up to 425,000 shares of the Company's common stock may be granted to key management, employees, and directors of the Company and its subsidiary. The exercise price of the options is determined at the time of grant by an administrative committee appointed by the Board of Directors.

The fair value of options granted during 2003, 2002, and 2001 is estimated using the following weighted average information: risk-free interest rate of 3.6%, 4.0%, and 4.4%, expected life of 8 years for 2003, 2002, and 2001, expected volatility of stock price of .23, .22, and .29, and expected dividends of 0.0% per year. The Company has estimated the fair value of the options issued in 2003, 2002, and 2001 at $6.59, $6.62, and $5.40 per share, using the
Black-Scholes option pricing model.

SFAS No. 123 requires proforma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. Effective January 1, 2003, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure, prospectively for all new awards granted after January 1, 2003. Accordingly, the following proforma information presents net income per common share had the fair value method been used to measure compensation cost for stock option plans (See the table in Note 1). Compensation cost was recognized for the fair value of the stock options granted in 2003. No compensation cost was recognized for 2002 and 2001.

Stock options are issued for 10-year periods with varying vesting periods. The weighted average remaining contractual life of options outstanding at December 31, 2003 was approximately 6.3 years. Stock options exercisable at December 31, 2003, 2002, and 2001 totaled 208,392, 185,847 and 132,345, at a weighted average exercise price of $14.46, $14.53 and $14.18. As of December 31, 2003, 112,301
options remained available for future grants.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002, AND 2001

NOTE 8 - BENEFIT PLANS (Continued)

Options outstanding at December 31, 2003 were as follows.

                                        Outstanding                                  Exercisable
                         --------------------------------------------        --------------------------
                                         Weighted
                                          Average           Weighted                           Weighted
Range of                                 Remaining           Average                            Average
Exercise                                Contractual         Exercise                           Exercise
Prices                   Number            Life               Price           Number             Price
------                   -------           ----               -----           ------             -----
$ 10.00 - $ 11.60         64,810         4.8 years        $     10.67         55,210         $     10.52
$ 12.38 - $ 13.50         45,037         7.5 years              12.80         39,427               12.83
$ 14.00 - $ 15.75         35,395         4.9 years              14.36         30,315               14.41
$ 16.00 - $ 17.75         40,656         4.8 years              16.90         38,356               16.90
$ 18.00 - $ 20.09         89,921         8.0 years              18.87         45,084               18.67
                         -------                                             -------

Total shares             275,819                                             208,392
                         =======                                             =======

                                                         Number of         Weighted
                                                        Outstanding         Average
                                                          Options        Exercise Price
                                                          -------        --------------
Outstanding - January 1, 2001                             198,117          $   14.20
    Granted                                                40,688              12.23
    Forfeited                                             (29,500)             13.03
    Exercised                                              (3,000)             10.00
                                                          -------          ---------
Outstanding  - December 31, 2001                          206,305              14.01
    Granted                                                81,350              17.62
    Exercised                                                (993)             11.27
                                                          -------          ---------
Outstanding - December 31, 2002                           286,662              15.04
    Granted                                                21,399              19.16
    Exercised                                             (32,242)             17.67
                                                          -------          ---------
Outstanding - December 31, 2003                           275,819              15.08
                                                          =======          =========

Defined Contribution Pension Plan

The Company has a 401(k) plan covering substantially all employees. The plan provides for voluntary employee contributions and discretionary employer contributions. Employee contributions are vested at all times and any employer contributions are fully vested after three years. Currently, the Company does not match employee contributions. The annual expense related to the plan is based on a discretionary safe harbor contribution of 3.0% of all eligible employees' salaries irrespective of the employee's participation in the plan during the year. The discretionary matching percentage and the additional discretionary contribution are to be determined by the Board of Directors at the end of each year. The expense recorded related to this plan was approximately $79,000 for 2003, $60,000 for 2002, and $53,000 for 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002, AND 2001

NOTE 9 - INCOME TAXES

The Company and its subsidiary file a consolidated federal income tax return. The following is a summary of the provision for income taxes for the years ended December 31, 2003, 2002, and 2001 (000s omitted):

                                                                    2003             2002             2001
                                                              --------------    -------------    --------------
Federal
     Current                                                  $          740    $         748    $          804
     Deferred                                                            198               80              (213)
                                                              --------------    -------------    --------------
                                                                         938              828               591
State
     Current                                                            (101)             131               177
     Deferred                                                            207               14               (50)
                                                              --------------    -------------    --------------
                                                                         106              145               127
                                                              --------------    -------------    --------------

     Total income tax expense                                 $        1,044    $         973    $          718
                                                              ==============    =============    ==============

Total income tax expense differed from the amounts computed by applying the federal income tax rate of 34.0% in all periods presented to income before income taxes as a result of the following for the years ended December 31 (000s omitted):

                                                                        2003            2002              2001
                                                                   -------------    ------------    ---------------
Income tax expense at statutory rate                               $         975    $        903    $           678
Tax effect of:

         State tax, net of federal income
           tax effect                                                        122             127                 84
         Tax exempt interest                                                 (89)            (85)               (61)
         Other, net                                                           36              28                 17
                                                                   -------------    ------------    ---------------

              Total income tax expense                             $       1,044    $        973    $           718
                                                                   =============    ============    ===============

The significant components of the Company's deferred tax assets and liabilities at December 31, 2003 and 2002 were as follows (000s omitted):

                                                                                        2003              2002
                                                                                    ------------    ---------------
Deferred tax assets
     Allowance for bad debts                                                        $      1,288    $         1,157
     Depreciation                                                                              -                 15
     Deferred loan fees                                                                       79                 63
                                                                                    ------------    ---------------
                                                                                           1,367              1,235
Deferred tax liabilities
     Accretion                                                                                (1)                (4)
     Depreciation                                                                            (22)                 -
     Unrealized gain on
         securities available-for-sale                                                      (133)              (381)
     Other                                                                                  (125)              (417)
                                                                                    ------------    ---------------
                                                                                            (281)              (802)

Net deferred tax asset                                                              $      1,086    $           433
                                                                                    ============    ===============

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002, AND 2001

NOTE 10 - OFF-BALANCE SHEET ACTIVITIES

CREDIT-RELATED FINANCIAL INSTRUMENTS - The Company is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing need of its customer. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company's exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

At December 31, 2003 and 2002, the following financial instruments were outstanding whose contract amounts represent credit risk (000s omitted):

                                                                  2003                           2002
                                                       ---------------------------    --------------------------
                                                          Fixed         Variable         Fixed        Variable
                                                          Rate            Rate           Rate           Rate
                                                       -----------     -----------    -----------    -----------
Commitments to grant loans                             $     4,921     $    18,380    $     7,134    $     6,116
Unfunded commitments under lines of credit                       -          73,147              -         72,302
Commercial and standby letters of credit                         -           4,601              -          2,155

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The fixed rate loan commitments have interest rates ranging from 5.0% to 6.5% and maturities ranging from 6 months to 15 years. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management's credit evaluation of the customer.

Unfunded commitments under commercial lines-of-credit and revolving credit lines are commitments for possible future extensions of credit to existing customers. These lines-of-credit are collateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

Commercial and standby letters-of-credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters-of-credit are primarily used to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments if deemed necessary.

NOTE 11 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002, AND 2001

NOTE 11 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

CASH AND CASH EQUIVALENTS - The carrying amounts of cash and short-term instruments approximate fair values.

SECURITIES - Fair values for securities, excluding Federal Home Loan Bank stock, are based on quoted market prices. The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

LOANS RECEIVABLE - For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics.

Fair values for other loans (e.g., commercial real estate and investment property mortgage loans, commercial and industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

DEPOSIT LIABILITIES - The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

FEDERAL HOME LOAN BANK ADVANCES AND SUBORDINATED DEBENTURES- The fair values of the Company's Federal Home Loan Bank advances and subordinated debentures are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

ACCRUED INTEREST - The carrying amounts of accrued interest approximate fair value.

OFF-BALANCE-SHEET INSTRUMENTS - Fair values for off-balance-sheet, credit related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. Fair values for off-balance sheet derivative financial instruments, for other than trading purposes, are based upon quoted market prices, except in the case of certain options ands swaps where pricing models are used.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002, AND 2001

NOTE 11 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The estimated fair values, and related carrying or notional amounts, of the Company's financial instruments were as follows as December 31 (000s omitted):

                                                                2003                              2002
                                                    ------------------------------   ------------------------------
                                                       Carrying        Estimated        Carrying         Estimated
                                                        Amount        Fair Value         Amount         Fair Value
                                                    -------------    -------------   -------------   --------------
Financial assets
     Cash and cash equivalents                      $      35,429    $      35,429   $      20,937   $       20,937
     Securities available-for-sale                         24,134           24,134          38,580           38,580
     FHLB stock                                             2,326            2,326           2,154            2,154
     Loans receivable, net of allowance
       for loan losses                                    222,974          222,594         189,094          189,182
     Accrued interest receivable                              994              994           1,031            1,031

Financial liabilities
     Deposits                                            (207,282)        (208,558)       (177,674)        (178,399)
     Accrued interest payable                                (158)            (158)           (252)            (252)
     Securities sold under agreements to
       repurchase                                          (6,484)          (6,484)        (10,280)         (10,280)
     Federal Home Loan Bank advances                      (46,520)         (47,006)        (43,070)         (43,519)
     Subordinated debentures                               (3,000)          (3,000)              -                -

NOTE 12 - REGULATORY MATTERS

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts, and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003 and 2002, that the Company and the Bank met all capital adequacy requirements to which they were subject.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002, AND 2001

NOTE 12 - REGULATORY MATTERS (Continued)

As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risked-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Company's and the Bank's actual capital amounts and ratios as of December 31, 2003 and 2002 are also presented in the following table (000,000s omitted).

                                                                                               Minimum Required
                                                                                                  to be Well
                                                                    Minimum Required           Capitalized Under
                                                                       for Capital             Prompt Corrective
                                               Actual               Adequacy Purposes          Action Provisions
                                      ---------------------      ---------------------       -------------------
                                        Amount        Ratio        Amount        Ratio       Amount        Ratio
                                      ---------       -----      ---------       -----       ------        -----
2003
Total Capital to risk
    weighted assets
    Consolidated                      $    29.9       13.3%      $    18.0        8.0%         N/A          N/A
    Bank                                   28.0       12.2            18.4        8.0       $   23.0       10.0%
Tier 1 (Core) Capital to risk
    weighted assets
    Consolidated                      $    27.0       12.0%      $     9.0        4.0%         N/A          N/A
    Bank                                   25.2       11.0             9.2        4.0       $   13.7        6.0%
Tier 1 (Core) Capital to
    average assets
    Consolidated                      $    27.0        9.3%      $    11.6        4.0%         N/A          N/A
    Bank                                   25.2        9.4            10.7        4.0       $   13.4        5.0%

                                                                                               Minimum Required
                                                                                                  to be Well
                                                                    Minimum Required           Capitalized Under
                                                                       for Capital             Prompt Corrective
                                               Actual               Adequacy Purposes          Action Provisions
                                      ---------------------      ---------------------       -------------------
                                        Amount        Ratio        Amount        Ratio       Amount        Ratio
                                      ---------       -----      ---------       -----       ------        -----
2002

Total Capital to risk
    weighted assets
      Consolidated                    $    23.2       12.3%      $    15.1        8.0%         N/A          N/A
      Bank                                 22.6       12.0            15.1        8.0       $   18.9       10.0%
Tier 1 (Core) Capital to risk
    weighted assets
      Consolidated                    $    21.6       11.4%      $     7.6        4.0%         N/A          N/A
      Bank                                 20.4       10.8             7.6        4.0       $   11.4        6.0%
Tier 1 (Core) Capital to
    average assets
      Consolidated                    $    21.6        9.3%      $     9.3        4.0%         N/A          N/A
      Bank                                 20.4        8.2            10.0        4.0       $   12.5        5.0%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002, AND 2001

NOTE 13 - PARENT-ONLY FINANCIAL STATEMENTS

The following represents the condensed financial statements of St. Joseph Capital Corporation ("Parent") only. The Parent-only financial information should be read in conjunction with the Company's consolidated financial statements.

The condensed balance sheet at December 31, 2003 and 2002 is as follows (000s omitted):

                                                                                    2003                 2002
                                                                                ---------------    ----------------
ASSETS

Cash and cash equivalents                                                       $         1,672    $          1,047
Securities available for sale                                                                46                  41
Other assets                                                                                481                  52
Investment in subsidiary                                                                 25,273              21,000
                                                                                ---------------    ----------------

     Total assets                                                               $        27,472    $         22,140
                                                                                ===============    ================

LIABILITIES AND STOCKHOLDERS' EQUITY

Other                                                                           $         3,237    $             (1)
Stockholders' equity                                                                     24,235              22,141
                                                                                ---------------    ----------------

     Total liabilities and shareholders' equity                                 $        27,472    $         22,140
                                                                                ===============    ================

The condensed statement of operations for the years ended December 31, 2003, 2002, and 2001 is as follows (000s omitted):

                                                                 2003                2002                2001
                                                            ---------------     ---------------    ----------------
Interest and dividend income                                $             3     $             1    $              4
Gain on sales of securities available-for-sale                            -                   -                  14
Other expenses                                                         (394)               (115)               (101)
                                                            ---------------     ---------------    ----------------

Loss - Before income taxes and equity
  in undistributed net income of  subsidiary                           (391)               (114)                (83)

Income tax benefit                                                      149                  44                  32
                                                            ---------------     ---------------    ----------------

Loss- Before equity in undistributed
  net income of subsidiary                                             (242)                (70)                (51)

Equity in undistributed net income
  of subsidiary                                                       2,067               1,753               1,326
                                                            ---------------     ---------------    ----------------

Net income                                                  $         1,825     $         1,683    $          1,275
                                                            ===============     ===============    ================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002, AND 2001

NOTE 13 - PARENT-ONLY FINANCIAL STATEMENTS (CONTINUED)

The condensed statement of cash flows for the years ended December 31, 2003, 2002, and 2001 is as follows (000s omitted):

                                                                    2003              2002              2001
                                                              --------------     --------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                               $        1,825     $        1,683    $       1,275
     Adjustments to reconcile net income
       to net cash from operating activities
         Equity in undistributed net income
           of subsidiary                                              (2,067)            (1,753)          (1,326)
         Gain on sales of securities
           available for sale                                              -                  -              (14)
         Change in other assets                                         (275)               (32)             (12)
         Change in other liabilities                                       -                  1               (7)
                                                              --------------     --------------    -------------

         Net cash (used in) provided by
              operating activities                                      (517)              (101)             (84)

CASH FLOWS FROM INVESTING ACTIVITIES
     Investment in subsidiary                                         (2,500)              (500)               -
     Purchase of securities available-for-sale                             -                  -              (10)
     Proceeds from sales of securities
       available-for-sale                                                  -                  -               94
                                                              --------------     --------------    -------------

         Net cash (used in) provided by investing
          activities                                                 (2,500)              (500)               84

CASH FLOWS FROM FINANCING ACTIVITIES
     Issuance of trust preferred stock                                 3,000                  -                -
     Purchase of treasury stock                                            -                  -             (222)
     Proceeds from sales of treasury stock                                 -                  -              222
     Proceeds from issuance of common stock, net                         642                 11               29
                                                              --------------     --------------    -------------

         Net cash provided by financing activities                     3,642                 11               29
                                                              --------------     --------------    -------------

NET (DECREASE) INCREASE IN CASH AND
     CASH EQUIVALENTS                                                    625               (590)              29

CASH AND CASH EQUIVALENTS - Beginning of year                          1,047              1,637            1,608
                                                              --------------     --------------    -------------

CASH AND CASH EQUIVALENTS - End of year                       $        1,672     $        1,047    $       1,637
                                                              ==============     ==============    =============

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003, 2002, AND 2001

NOTE 14 - QUARTERLY FINANCIAL DATA (UNAUDITIED)

                                                                                                     Income per
                                                    Net       Provision    Gain On                   Common Share
                       Interest     Interest     Interest     For Loan     Sale Of       Net     -----------------
                        Income       Expense      Income       Losses    Securities    Income     Basic    Diluted
                      ---------     --------     ---------    ---------  ----------   --------   -------   -------
2003
   First quarter      $   3,219     $  1,162     $   2,057    $     77    $      -    $    501   $   .30   $   .29
   Second quarter         3,157        1,123         2,034          62          33         508       .30       .29
   Third quarter          3,160        1,005         2,155          94         105         301       .18       .17
   Fourth quarter         3,158        1,080         2,078          94          98         515       .30       .29

2002
   First quarter      $   2,883        1,143     $   1,740    $    178    $     83    $    378   $   .22   $   .22
   Second quarter         2,944        1,174         1,770         122          57         401       .24       .23
   Third quarter          3,140        1,339         1,801          96           -         420       .25       .24
   Fourth quarter         3,197        1,256         1,941         320         262         484       .29       .28